NAVARRE CORPORATION

                                   EXHIBIT 21

                       SUBSIDIARIES OF NAVARRE CORPORATION


NAME OF SUBSIDIARY               STATE OF INCORPORATION     PERCENT OF OWNERSHIP

Digital Entertainment, Inc.           Minnesota                     100%

Net Radio Corporation                 Minnesota                      85%